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ISSUER FREE WRITING PROSPECTUS
(SUPPLEMENTING PRELIMINARY PROSPECTUS ISSUED JULY 7, 2008)
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-142383

GT Solar International, Inc.
Common Stock

        GT Solar International, Inc. is providing you with the following information in connection with its initial public offering.

        On July 11, 2008, we entered into an additional contract with DC Chemical Co., Ltd., or DC Chemical, a Korean chemical company. Under the terms of the agreement, we will provide DC Chemical with polysilicon CVD reactors with a value equal to approximately $173 million. The agreement contemplates that we would begin to deliver reactors to DC Chemical in April 2009. If we deliver reactors in accordance with the delivery schedule, we would expect to recognize revenues following satisfaction of certain acceptance criteria under the agreement through February 2012.

        To review a filed copy of our current registration statement, click on the following link: http://www.sec.gov/Archives/edgar/data/1394954/000104746908008020/a2185919zs-1a.htm

        THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING CREDIT SUISSE SECURITIES (USA) LLC, ELEVEN MADISON AVENUE, NEW YORK, NEW YORK 10010-3629, OR BY TELEPHONE AT 1-800-221-1037 OR UBS INVESTMENT BANK, 299 PARK AVENUE, NEW YORK, NY 10171, ATTN: PROSPECTUS DEPARTMENT, OR BY TELEPHONE TOLL FREE AT 1-888-827-7275, EXTENSION x3884.

        ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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GT Solar International, Inc. Common Stock